Exhibit 99.2

Bleeding and spotting results from the SECURE Trial: a phase 3 study of the AG200-15 investigational transdermal contraceptive patch

Anita L. Nelson(1),(2), Andrew M. Kaunitz(3), Robin Kroll(4), James A. Simon(5), Alfred N. Poindexter(6), Joseph A. Chiodo(7), Lisa Flood(7), Elizabeth I.O. Garner(7)

(1)Western University of Health Sciences, Pomona, CA; (2)David Geffen School of Medicine at UCLA, Los Angeles, CA (Professor Emeritus); (3)University of Florida College of Medicine-Jacksonville, Jacksonville, FL; (4)University of Washington, Seattle, WA; (5)George Washington University School of Medicine, Washington, DC; (6)Baylor College of Medicine, Houston, TX; (7)Agile Therapeutics, Princeton, NJ

Objectives: To assess bleeding/spotting patterns during use of AG200-15 (levonorgestrel and ethinyl estradiol), an investigational weekly transdermal contraceptive patch.

Methods: This was a single-arm, open-label, 1-year (13-cycle), healthcare-company funded, Phase 3 IRB-approved study conducted at 102 US sites.  Study subjects recorded vaginal bleeding (requiring use of at least one tampon or sanitary pad) and spotting (requiring use of pantyliners only or no sanitary protection) daily in electronic diaries.

Results: A total of 2,017 women in the safety population provided 18,384 cycles of information on patterns of bleeding and spotting. Subject mean age was 27.5 years; mean weight was 76.1 kg (ranging from 39.0 to 176.9 kg). The mean number of scheduled bleeding-only days (bleeding on days when not wearing a patch) was 2.7±2.08 in Cycle 2 and decreased to 2.3±1.97 in Cycle 13, while the mean number of scheduled spotting-only days was 1.0±1.25 in Cycle 2 and decreased to 0.9±1.27 in Cycle 13. The mean number of unscheduled bleeding and/or spotting days was 2.3±3.02 in Cycle 2 and decreased to 1.6±2.48 in Cycle 13. The mean number of unscheduled bleeding-only days was 1.4±2.24 in Cycle 2 and decreased to 1.0±1.75 in Cycle 13, while the mean number of unscheduled spotting-only days was 0.9±1.54 in Cycle 2 and decreased to 0.6±1.24 in Cycle 13.

Conclusions: Bleeding/spotting patterns observed with the AG200-15 transdermal contraceptive patch are similar to patterns associated with currently marketed combination hormonal contraceptives and provide further support for the tolerability profile of AG200-15.